UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 23, 2021, DMC Global Inc. (“DMC”, "we", "us", "our", or the "Company") completed its previously-disclosed acquisition (the “Acquisition”) of 60% of Arcadia Products, LLC, a Colorado limited liability company that resulted from the conversion of Arcadia, Inc., a California corporation, following a tax reorganization (“Arcadia”). The Acquisition was completed pursuant to an equity purchase agreement by and among the Company, Arcadia, the shareholders of Arcadia, Inc. and certain other parties (the “Equity Purchase Agreement”) entered into on December 16, 2021. At the closing of the Acquisition, the Company paid closing consideration of $261 million in cash (excluding $7.6 million in acquired cash) and 551,458 shares of its common stock, par value $0.05 per share. A portion of the cash consideration was placed into escrow and is subject to certain post-closing adjustments.

On December 23, 2021, in connection with the Arcadia acquisition, we entered into an Amended and Restated Credit and Security Agreement with a syndicate of four banks, led by KeyBank National Association (“credit facility”), amending and restating our prior credit agreement dated March 8, 2018. The new credit facility has a 5-year maturity expiring on December 23, 2026 and provides for a maximum commitment amount of $200 million, which includes a $50 million revolving credit facility and a $150 million fully funded term loan facility, which is amortizable at 10% of principal per year with a balloon payment for the outstanding balance upon the credit facility maturity date. The credit facility has an accordion feature to increase the commitments by $100,000 under the revolving loan class and/or by adding a term loan subject to approval by applicable lenders. The credit facility is secured by the assets of DMC including accounts receivable, inventory, and fixed assets, including Arcadia and its subsidiary, as well as guarantees and share pledges by DMC and its subsidiaries.

DMC acquired Arcadia as part of its strategy of building a diversified portfolio of industry-leading businesses with differentiated products and services. Arcadia is a leading U.S. supplier of architectural building products, which include exterior and interior framing systems, curtain walls, windows, doors, interior partitions, and highly engineered windows and doors for the high-end residential real estate market.

Assets acquired and liabilities assumed have been recorded at their fair values. Certain fair values were determined by management using the assistance of third-party valuation specialists. The valuation methods used to determine the fair value of intangible assets included the income approach—excess earnings method for customer relationships and the income approach—relief from royalty method for the trade name acquired. A number of assumptions and estimates were involved in the application of these valuation methods, including revenue forecasts, costs of revenues, operating expenses, tax rates, forecasted capital expenditures, customer attrition rate, discount rates and working capital changes.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021 gives effect to the Acquisition as if it had occurred on January 1, 2020, the beginning of the Company's fiscal year. The historical results have been adjusted to give effect to pro forma adjustments, i.e. material charges, credits, and related tax effects, that are: 1) directly attributable to the Acquisition; 2) factually supportable; and 3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information presented herein is based on the assumptions and adjustments described in the accompanying notes. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial information have been made.

The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with the Company's historical audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and the historical audited financial statements and unaudited interim financial statements of Arcadia included as Exhibit 99.1, Exhibit 99.2, and Exhibit 99.3 in this Form 8-K/A.

The allocation of the purchase price as reflected in the unaudited pro forma condensed combined financial information was based on a preliminary valuation of the assets acquired and liabilities assumed, and the accounting is subject to revision as further analyses are completed and additional information about the fair value of assets acquired and liabilities assumed becomes available.

The unaudited pro forma condensed combined financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved if Arcadia had been acquired and the other transactions had been completed on the date or for the periods presented, and does not purport to indicate the results of operations as of any future date or for any future period.

All figures are in thousands unless otherwise noted.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2020
(In thousands, except share and per share amounts)

	Historical		Pro Forma
	DMC Global Inc	Arcadia	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Net sales	$229,161	$245,554	$410	(a)	$475,125
Cost of products sold	172,308	162,699	284	(b)	335,291
Gross profit	56,853	82,855	126		139,834

Costs and expenses
General and administrative expenses	29,150	23,570	(560)	(c)	52,160
Selling and distribution expenses	23,863	13,709	(609)	(d)	36,963
Amortization of purchased intangible assets	1,449	—	37,033	(e)	38,482
Restructuring expenses, net and asset impairments	3,387	—	—		3,387
Total costs and expenses	57,849	37,279	35,864		130,992

Operating (loss) income	(996)	45,576	(35,738)		8,842

Other income (expense)
Interest expense, net	(731)	—	(3,521)	(f)	(4,252)
Other expense, net	(233)	(128)	—		(361)

(Loss) income before income taxes	(1,960)	45,448	(39,259)		4,229

Income tax (benefit) provision	(548)	841	(9,422)	(g)	(9,129)

Net (loss) income	$(1,412)	$44,607	$(29,837)		$13,358

Net income attributable to redeemable noncontrolling interest			5,908	(h)	5,908

Net (loss) income attributable to DMC Global Inc. stockholders	$(1,412)	$44,607	$(35,745)		$7,450

Net (loss) income per share attributable to DMC Global Inc. stockholders:
Basic	$(0.10)				$0.49
Diluted	$(0.10)				$0.49

Weighted-average shares outstanding:
Basic	14,790,296		551,458	(i)	15,341,754
Diluted	14,790,296		551,458	(i)	15,341,754

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(In thousands, except share and per share amounts)

	Historical		Pro Forma
	DMC Global Inc	Arcadia	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Net sales	$188,271	$184,042	$(350)	(a)	$371,963
Cost of products sold	141,725	115,504	3,178	(b)	260,407
Gross profit	46,546	68,538	(3,528)		111,556

Costs and expenses
General and administrative expenses	26,121	17,642	(746)	(c)	43,017
Selling and distribution expenses	16,380	9,067	384	(d)	25,831
Amortization of purchased intangible assets	823	—	11,650	(e)	12,473
Restructuring expenses, net and asset impairments	127	—			127
Total costs and expenses	43,451	26,709	11,288		81,448

Operating income (loss)	3,095	41,829	(14,816)		30,108

Other income (expense)
Interest expense, net	(230)	—	(2,622)	(f)	(2,852)
Other income, net	304	484	—		788

Income (loss) before income taxes	3,169	42,313	(17,438)		28,044

Income tax provision (benefit)	610	477	(4,185)	(g)	(3,098)

Net income (loss)	$2,559	$41,836	$(13,253)		$31,142

Net income attributable to redeemable noncontrolling interest			11,433	(h)	11,433

Net income (loss) attributable to DMC Global Inc. stockholders	$2,559	$41,836	$(24,686)		$19,709

Net income (loss) per share attributable to DMC Global Inc. stockholders:
Basic	$0.15				$1.11
Diluted	$0.15				$1.11

Weighted-average shares outstanding:
Basic	17,239,306		551,458	(i)	17,790,764
Diluted	17,250,525		551,458	(i)	17,801,983

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.    Basis of Presentation

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and for the nine months ended September 30, 2021 (“pro formas”) have been prepared by us pursuant to the rules and regulations of the Securities and Exchange Commission for the purposes of inclusion in DMC’s Current Report on Form 8-K prepared and furnished in connection with the Acquisition. Certain information and disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, we believe that the disclosures provided herein are adequate to make the information presented not misleading.

The pro formas were derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q as of and for the nine months ended September 30, 2021, historical audited statement of operations of Arcadia for the year ended December 31, 2020 and the historical unaudited statement of operations of Arcadia for the nine months ended September 30, 2021. The pro formas have been prepared as if the Acquisition had occurred on January 1, 2020, the first day of our fiscal year.

An unaudited pro forma condensed combined balance sheet has not been presented herein as the Acquisition has already been fully reflected in the consolidated balance sheet included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022.

The pro formas are provided for informational purposes only and do not purport to represent what the results of operations would actually have been if the Acquisition had occurred as of the date indicated nor are they necessarily indicative of the future results of the combined company.

2.     Purchase Consideration and Preliminary Purchase Price Allocation

We have accounted for the Acquisition under the acquisition method of accounting in accordance with the authoritative guidance on business combinations under the provisions of Accounting Standards Codification 805, Business Combinations ("ASC 805"). The purchase price allocation is considered preliminary, and additional adjustments may be recorded during the measurement period in accordance with ASC 805. The total consideration transferred is still subject to potential working capital adjustment and the preliminary purchase price allocation related to the assets acquired and liabilities assumed may be adjusted as a result of the finalization of our procedures, primarily as it pertains to the valuation of certain long-lived assets. Differences between these preliminary estimates and the final purchase accounting may occur, and these differences could be material.

The following table summarizes the components of the preliminary estimated purchase price and related allocation:

Cash, including cash acquired	$268,654
Equity	21,716
Total fair value of consideration transferred	290,370

Assets acquired:
Cash and cash equivalents	7,654
Accounts receivable	31,456
Inventories	60,503
Prepaid expenses and other	2,438
Property, plant and equipment	17,323
Goodwill	141,266
Intangible assets	254,500
Other long-term assets	122
Total assets acquired	515,262
Liabilities assumed:
Accounts payable	8,792
Other current liabilities	22,520
Total liabilities assumed	31,312
Redeemable noncontrolling interest	193,580
Total assets acquired and liabilities assumed	$290,370

Please see further discussion of the preliminary purchase price allocation in Note 3 within Item 8 — Financial Statements and Supplementary Data of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

3.     Pro Forma Adjustments

The following describes the pro forma adjustments related to the Acquisition that have been included in the pro formas. The pro forma adjustments are based on preliminary estimates that could change significantly as additional information is obtained.

(a) Represents the estimated impact of aligning accounting policies of Arcadia to those of the Company as it pertains to revenue recognition.

(b) Represents the estimated impact of aligning accounting policies of Arcadia to those of the Company as it pertains to inventory valuation. Additional labor costs due to anticipated increases in both headcount and wage rates have also been estimated combined with additional depreciation expense on incremental capital expenditures.

(c) Represents the elimination of non-recurring acquisition related transaction costs that were incurred by Arcadia partially offset by the estimated impact of additional general and administrative expenses, primarily additional headcount within finance and information technology.

(d) Represents the estimated impact of aligning accounting policies of Arcadia to those of the Company, including certain changes in accrual estimate assumptions.

(e) Represents the preliminary estimate of amortization expense related to the acquired identifiable intangible assets calculated as if the Acquisition had occurred on January 1, 2020.

The significant intangible assets identified in the purchase price allocation discussed above include customer relationships, trade name, and customer backlog, which are amortized over their estimated useful lives.

The following table presents the estimated fair values and preliminary useful lives established of the identifiable intangible assets acquired:

	Estimated Fair Value	Weighted-Average Useful Life (years)
Trade Name	$22,000	15
Customer Relationships	211,000	15
Customer backlog	21,500	0.58
	$254,500

(f) Represents the estimated additional annual interest expense resulting from interest on the Term Loan used to assist in financing the Acquisition, as well as the amortization of the related debt issuance costs. The interest rate assumed for purposes of the unaudited pro formas was 2.665%, which is based upon the Adjusted Daily Simple Secured Overnight Financing Rate (SOFR) plus an applicable margin specified in the credit facility.

The incremental interest expense is partially offset by the reversal of interest expense and amortization of historical debt issuance costs recorded under the Company's previously executed revolving credit facility entered into on March 8, 2018 which terminated as a result of the borrowing to finance the Acquisition.

(g) The pro forma tax adjustment was calculated by applying an estimated blended statutory tax rate of 24% to the pretax loss of the pro forma adjustments for the year ended December 31, 2020 and the nine months ended September 30, 2021, respectively. The unaudited pro forma tax benefit does not purport to represent what our income tax would have been if the acquisition had occurred on January 1, 2020. Additionally, we have not reflected impacts associated with the tax reorganization of Arcadia from a California corporation to a Colorado limited liability company given the complexity of the related analysis.

(h) Represents the 40% redeemable noncontrolling interest share of (1) Arcadia’s historical net income and (2) pro forma adjustments.

(i) The unaudited pro forma basic and diluted earnings per share calculations are based on the basic and diluted weighted-average shares outstanding of DMC, after giving effect to the issuance of shares of common stock issued as Acquisition consideration as if the shares were issued on January 1, 2020. The pro forma basic and diluted earnings per share does not give effect to any equity awards that may be granted after the date of this filing. In addition, the pro forma basic and diluted earnings per share does not give effect to the adjustment of the redeemable noncontrolling interest that was recorded during the fourth quarter of 2021. If the adjustment that was recorded during the fourth quarter of $4,424 were to be incorporated, both basic and diluted earnings per share as disclosed herein would be reduced by $0.29 and $0.25 per share for the year ended December 31, 2020 and the nine months ended September 30, 2021, respectively. The adjustment of the redeemable noncontrolling interest that was recorded during the fourth quarter of 2021 is explained in Note 3 within Item 8 — Financial Statements and Supplementary Data of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
The unaudited pro forma basic and diluted earnings per share was calculated as follows:

	Year ended December 31, 2020	Nine months ended September 30, 2021
Pro forma weighted-average shares outstanding (Basic)
Historical weighted-average shares outstanding	14,790,296	17,239,306
Shares of common stock issued as part of the Acquisition	551,458	551,458
Pro forma basic weighted-average shares outstanding	15,341,754	17,790,764

Pro forma weighted-average shares outstanding (Diluted)
Historical weighted-average shares outstanding	14,790,296	17,250,525
Shares of common stock issued as part of the Acquisition	551,458	551,458
Pro forma diluted weighted-average shares outstanding	15,341,754	17,801,983

Pro forma earnings per share
Pro forma net income (in thousands)	$7,450	$19,709
Pro forma basic earnings per share	$0.49	$1.11
Pro forma diluted earnings per share	$0.49	$1.11